Exhibit 99.1

News Release

Contact:	FOR IMMEDIATE RELEASE
Dennis Curtin
Weis Markets, Inc.
570-847-3636
dcurtin@weismarkets.com
Twitter: @wmkspokesman

WEIS MARKETS REPORTS THIRD QUARTER RESULTS

Sunbury, PA (November 1, 2013) - Weis Markets, Inc. (NYSE:WMK) today issued its third quarter results. In the thirteen-week period ending September 28, 2013, the Company's sales totaled $661.4 million, a 1.0% decline compared to the same period in 2012. Comparable store sales for the same period were down 2.9%.

Third quarter net income declined 31.9% to $11.7 million compared to the same period in 2012. Third quarter earnings per share totaled $.43 compared to $.64 in 2012.

The Company's third quarter results were impacted by stagnant sales performance in select center store categories and significant fuel deflation resulting in lower retail gas sales.

To drive fourth quarter sales throughout its five state market area, the Company recently stepped up its promotional and sales building activities and expanded its loyalty marketing programs.

The Company attributed its decline in net income to a $6.1 million charge for the separation agreement of its former Chief Executive Officer. Its third quarter net income was also impacted by a $2.1 million impairment loss for four properties.

Year to Date

The Company's year to date sales totaled $2.0 billion compared to $2.0 billion in 2012 while comparable store sales declined 2.3%. Year to date net income totaled $56.0 million compared to $60.4 million in 2012, down 7.3%. The Company's year to date earnings per share totaled $2.08 compared to $2.25 in 2012.

About Weis Markets
Founded in 1912, Weis Markets, Inc. is a Mid Atlantic food retailer operating 165 stores in Pennsylvania, Maryland, New Jersey, New York and West Virginia. For more information, please visit: WeisMarkets.com or Facebook.com/WeisMarkets.

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In addition to historical information, this news release may contain forward-looking statements, which are included pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Any forward-looking statements contained herein are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected. For example, risks and uncertainties can arise with changes in: general economic conditions, including their impact on capital expenditures; business conditions in the retail industry; the regulatory environment; rapidly changing technology and competitive factors, including increased competition with regional and national retailers; and price pressures. Readers are cautioned not to place undue reliance on forward-looking statements, which reflect management's analysis only as of the date hereof. The Company undertakes no obligation to publicly revise or update these forward-looking statements to reflect events or circumstances that arise after the date hereof. Readers should carefully review the risk factors described in other documents the Company files periodically with the Securities and Exchange Commission.

WEIS MARKETS, INC.

COMPARATIVE SUMMARY OF UNAUDITED SALES & EARNINGS

Third Quarter - 2013

	13 Week	13 Week
	Period Ended	Period Ended
	September 28, 2013	September 29, 2012	Increase)
	(Unaudited)	(Unaudited)	(Decrease)
Net Sales	$661,412,000	$668,391,000	(1.0)%
Income Before Income Taxes	18,973,000	27,231,000	(30.3)%
Provision for Income Taxes	7,281,000	10,053,000	(27.6)%
Net Income	$11,692,000	$17,178,000	(31.9)%
Weighted-Average
Shares Outstanding	26,898,000	26,898,000	---
Basic and Diluted
Earnings Per Share	$0.43	$0.64	$(0.21)

	39 Week	39 Week
	Period Ended	Period Ended
	September 28, 2013	September 29, 2012	Increase)
	(Unaudited)	(Unaudited)	(Decrease)
Net Sales	$2,006,196,000	$2,007,097,000	0.0%
Income Before Income Taxes	90,308,000	95,602,000	(5.5)%
Provision for Income Taxes	34,308,000	35,195,000	(2.5)%
Net Income	$56,000,000	$60,407,000	(7.3)%
Weighted-Average
Shares Outstanding	26,898,000	26,898,000	---
Basic and Diluted
Earnings Per Share	$2.08	$2.25	$(0.17)